Exhibit 4.8

Rules of the

CRH

2010 Savings-Related Share Option

Scheme - (United Kingdom)

As adopted by the board on 8th December 2010

pursuant to authority given by shareholders on 5th May 2010

Rules of the CRH plc Savings-Related Share Option Scheme (United Kingdom)

Contents	Page(s)

1. Definitions	3-5

2. Invitations to Apply for Options	5-6

3. Scaling Down	6-7

4. Grant of Options	7

5. Limitation on Grants	7-8

6. Exercise of Options	8-9

7. Takeovers and Liquidations	9-11

8. Variation of Share Capital	11

9. Manner of Exercise of Options	11-12

10. Administration and Amendment	12

11. General	13

12. Articles of Association	13

1. Definitions

1.1	In these Rules the following words and expressions shall have the following meanings:

“Adoption Date”	the date on which the Scheme is adopted by the Company in general meeting.

“Announcement Date”	the date on which the annual or half yearly results of the Company are announced.

“Appropriate Period”	has the meaning given to it in paragraph 38(3) of Schedule 3.

“Associated Company”	has the meaning assigned to it by paragraph 47 Schedule 3 by virtue of Section 187(2) ICTA 1988.

“Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors such one of them as the Company shall select (acting as experts and not as arbitrators).

“Board”	the Board of Directors of the Company or, except in Rule 10.4, a duly constituted committee thereof.

“Bonus”	any terminal bonus or interest payable by a qualified savings institution to an individual under a certified contractual savings scheme.

“Bonus Date”	the earliest date on which a bonus is payable (a) under a three year Savings Contract, following 36 monthly payments; (b) under a five year Savings Contract, following 60 monthly payments.

“Capital Reorganisation”	any variation in the Share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, reduction or otherwise);

“Company”	CRH plc

“Constituent Company”	the Company and any other company of which the Company has control and which has been nominated by the Board to be a Constituent Company.

“Control”	has the same meaning as in Section 719 of ITEPA 2003.

“Date of Grant”	the date on which an application for an Option is, was or may be accepted in accordance with Rule 4.

“Eligible Employee”	any employee of any Constituent Company and any director of any Constituent Company who devotes to his duties 25 hours or more a week (excluding meal breaks), who had on the day preceding the date of the issue of the relevant invitations pursuant to Rule 2.1 been such an employee or director for 12 months and is chargeable to tax in respect of his office or employment under Section 6(2) of Schedule 3 and any other employee or director of any participating company nominated by the Board to be an Eligible Employee.

“HMRC”	Her Majesty’s Revenue and Customs.

“ICTA 1988”	the Income and Corporation Taxes Act 1988.

“ITEPA 2003”	the Income Tax (Earnings and Pensions) Act 2003.

“ITTOIA 2005”	the Income Tax (Trading and Other Income) Act 2005.

“Key Feature”	a provision of the Scheme which is necessary in order to meet the requirements of Schedule 3.

“Market Value”	on any day the average of the middle market quotations of a Share as derived from the Stock Exchange Daily Official List for the three immediately preceding dealing days.

“Option”	a right to acquire Shares granted (or to be granted) in accordance with the Rules of the Scheme.

“Option Holder”	an individual to whom an Option has been granted, or his personal representatives.

“Option Price”	the price at which each Share subject to an Option may be acquired on the exercise of that Option being, subject to Rule 8, the higher of

(i) the nominal value of a share; or

(ii) 80% of the Market Value of a share on the day the invitation to apply for that Option was issued pursuant to Rule 2.

“Rules”	means the Rules of the CRH Savings-Related Share Option Scheme (United Kingdom) set out herein together with any additions, alterations or modifications for the time being in force.

“Savings Contract”	a contract under a certified contractual savings scheme, within the meaning of Section 703 ITTOIA 2005 and which has been approved by HMRC for the purposes of Schedule 3.

“Schedule 3”	Schedule 3 ITEPA 2003.

“Scheme”	means the CRH Savings-Related Share Option Scheme (United Kingdom) constituted and governed by these Rules as from time to time amended.

“Shares”	ordinary shares in the capital of the Company, which satisfy the conditions in Paragraphs 18 to 22 inclusive of Schedule 3.

“Specified Age”	age 65.

“3-Year Bonus”	the Bonus paid at the end of a three year Savings Contract.

“5-Year Bonus”	the Bonus paid at the end of a five year Savings Contract.

“Subsisting Option”	an Option which has neither lapsed nor been exercised.

“Treasury Shares”	means ordinary shares of the Company which have been bought by the Company and held by it as treasury shares.

1.2	Words importing the singular shall include the plural, and vice versa, and words importing the masculine shall include the feminine.

1.3	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time amended, extended or re-enacted.

2. Invitations to Apply for Options

2.1	The Board may invite every Eligible Employee to apply for the grant of an Option to acquire Shares on any one occasion within each of the following periods

i.	a period of four weeks commencing four days following the approval of the Scheme by HMRC pursuant to Schedule 3.

ii.	a period of four weeks commencing four days after each Announcement Date provided that no invitation may be made after the tenth anniversary of the Adoption Date.

2.2	Each invitation shall specify

i.	the date, not being less than 14 days after the issue of the invitation, by which the application must be made

ii.	the Option Price at which the Shares may be acquired on the exercise of any Option granted in response to the application, and

iii.

the maximum permitted aggregate monthly savings contribution, being the lesser of the maximum specified in Paragraph 25 Schedule 3 and such sum (being a multiple of £1 and not less than £10) as the Board decides shall apply to every Eligible Employee in respect of that invitation.

2.3	Each invitation shall be accompanied by a proposal form for a Savings Contract, and an application form which will provide for the applicant to:

i.	state the monthly savings contribution (being a multiple of £1 and not less than £10) which he wishes to make under the related Savings Contract;

ii.

state that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract linked to an Option granted under the Scheme or any other savings- related scheme approved under Schedule 3, will not exceed the maximum permitted aggregate monthly savings contributions specified in the invitation;

2.4

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be bought at the Option Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date.

3. Scaling Down

3.1

If the Board receives valid applications for Options over an aggregate number of Shares which exceeds the limit determined pursuant to Rule 5.2 below in respect of that invitation, then the following steps shall be carried out successively to the extent necessary to eliminate the excess

i.	each election for the 5-Year Bonus or the 3-Year Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for no Bonus to be so included.

ii.	the excess over £10 of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary.

iii.	each election to exercise an option after five years shall be deemed to be an election for three years.

iv.	applications shall be selected by lot, each based on a monthly savings contribution of £10 and the inclusion of no Bonus in the repayment under the Savings Contract.

Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete each Savings Contract proposal form to reflect any reduction in the monthly savings contribution resulting therefrom.

4. Grant of Options

4.1

No later than the thirtieth day or, if Rule 3 applies, the forty second day following the earliest of the three dealing days referred to in the definition of “Market Value”, the Board shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Scheme by virtue of paragraph 10 to 11 of Schedule 3, an Option over the number of Shares for which, pursuant to Rule 2.4 and subject to Rule 3, he is deemed to have applied.

As soon as possible after Options have been granted the Board shall issue an Option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.2

No Option may be transferred, assigned or charged, and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option certificate shall carry a statement to this effect.

5. Limitations on Grants

5.1	No Option shall be granted pursuant to Rule 4 above if such grant would result in the aggregate of:

i.	the number of Shares over which Subsisting Options have been granted under this Scheme, and

ii.	the number of Shares which have been issued on the exercise of Options granted under this Scheme, and

iii.	the number of Shares over which Subsisting Options have been granted under any other share option scheme during the period of 10 years ending on the relevant Date of Grant, and

iv.	the number of Shares which have been issued pursuant to any other employee share scheme (including a share option scheme) during the period of 10 years ending on the relevant Date of Grant.

exceeding 10% of the number of Shares in issue.

5.2

The Board may, before issuing invitations on any occasion, determine a limit on the number of Shares, which are to be available in respect of that invitation in order to ensure that Shares remain available for subsequent invitations.

5.3

No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the maximum specified in paragraph 25 of Schedule 3.

6. Exercise of Options

6.1	Subject to Rule 9, any Subsisting Option may be exercised in whole or in part at any time following the earliest of the following events:

i.	the relevant Bonus Date if, on the day of exercise, the Option holder is an employee or director of a Constituent Company;

ii.	the death of the Option holder;

iii.

the Option holder ceasing to be a director or employee of any Constituent Company by reason of injury, disability, dismissal by reason of redundancy within the meaning of the Employment Rights Act 1996 or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment;

iv.	the Option holder ceasing to be a director or employee of any Constituent Company by reason only that:

(a)	the office or employment is in a company of which the Company ceases to have Control, or

(b)	the office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company nor a company of which the Company has Control;

v.	the relevant Bonus Date, where an Option holder holds an office or employment in a company which is not a Constituent Company but which is

(a)	an Associated Company of the Company, or

(b)	a company of which the Company has Control.

6.2	An Option shall lapse on the earliest of the following events:

i.	except where the Option holder has died, the expiry of six months following the Bonus Date;

ii.	where the Option holder has died during the six months following the Bonus Date, the first anniversary of the Bonus Date;

iii.	where the Option holder has died before the Bonus Date, the first anniversary of his death;

iv.	unless the Option holder has died, the expiry of six months after the Option has become exercisable by virtue of paragraph iii. of Rule 6.1;

v.	the expiry of six months after the Option has become exercisable by virtue of paragraph iv of Rule 6.1 or in accordance with Rule 7;

vi.	the Option holder ceasing to be a director or employee of any Constituent Company in circumstances in which the Option does not become exercisable;

vii.	the Option holder becoming bankrupt;

viii.	where, before an Option has become capable of being exercised, the Option holder makes an application for repayment of the contributions paid pursuant to the terms of the Savings Contract.

6.3

No person shall be treated for the purposes of this Rule 6 as ceasing to be employed by a Constituent Company until he is no longer employed by the Company, any Associated Company or a company of which the Company has Control.

6.4	If an Option holder continues to be employed by a Constituent Company after the date on which he reaches the Specified Age, he may exercise any Subsisting Option within six months following that date.

7. Take-overs and Liquidations

7.1	If any person obtains Control of the Company as a result of making:

i.

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the person making the offer will have Control of the Company, or

ii.	a general offer to acquire all the Shares in the Company which are of the same class as the Shares;

then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2

If under local legislation, which HMRC agree to be equivalent to Section 899 of the Companies Act, 2006, the Court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3

If any person becomes bound or entitled to acquire Shares in the Company, under local legislation, which HMRC agree to be equivalent to Section 979 or 982 of the Companies Act, 2006, any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4

If, as a result of the events specified in Rules 7.1 or 7.2, a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option holder may, by agreement with the other company (the “Acquiring Company”), within the Appropriate Period, release each Subsisting Option (the “Old Option”) for an Option (the “New Option”) which satisfies the conditions that it

i.	is over shares in the Acquiring Company or some other company falling within Paragraph 8(b) or (c) Schedule 3 which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3.

ii.

is a right to acquire such number of such Shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on its release.

iii.	has an Option Price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

iv.	is otherwise identical in terms to the Old Option.

This New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this Rule 7.4, Rules 7, 8, 9, 10.1 and 10.3 to 10.6 shall, in relation to the New Options, be construed as if reference to the Company and to the Shares were references to the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate, and to the shares in that other company, but references to Constituent Company shall continue to be construed as if references to the Company were references to CRH plc.

7.5	If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6	For the purposes of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.7	The exercise of an Option pursuant to the preceding provisions of Rule 7 shall be subject to the provisions of Rule 9 below.

7.8

Where in accordance with Rule 7.4 Subsisting Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rules 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.

8. Variation of Share Capital

In the event of any variation in the share capital of the Company by way of capitalisation or rights issue, consolidation, subdivision or reduction or otherwise, the number of Shares subject to any Option and the Option Price for each of those shares shall be adjusted by the Board of Directors, or a duly authorised Committee of the Board, in consultation with the Auditors provided that:

i.	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date;

ii.	the Option Price for a Share is not reduced below its nominal value;

iii.	no adjustment shall be made without the prior written approval of HMRC; and

iv.	following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 18 to 22 of Schedule 3.

9. Manner of Exercise of Options

9.1

No Option shall be exercised by an individual at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 10-11 of Schedule 3 from participating in the Scheme.

9.2	No Option shall be exercised at any time when the Shares, which may thereby be acquired, do not satisfy the conditions specified in Paragraphs 18 to 22 of Schedule 3.

9.3	An Option shall only be exercised over the number of Shares, which may be purchased with the sum obtained by way of repayment under the related Savings Contract.

9.4

An Option shall be exercised by the Option holder, or as the case may be, his personal representatives, giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment, together with evidence of the repayment of the savings contributions and any interest or Bonus paid thereon (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) and the relevant Option certificate, and shall be effective on the date of its receipt by the Company.

9.5

On receipt of notice of exercise of an Option, the Company shall, within thirty days, satisfy the entitlement of the Option holder to Shares by the allotment and issue of the appropriate number of Shares to the Option holder, or at its absolute discretion, by the re-issue of the appropriate number of Treasury Shares of the Company to the Option holder. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at that date of allotment.

9.6	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.7

For the purposes of Rules 9.3 and 9.4 above, any repayment under the related Savings Contract shall exclude the repayment of any contribution, the due date for payment of which falls more than one month after the date on which repayment is made.

10. Administration and Amendment

10.1	The Scheme shall be administered by the Board whose decision on all disputes shall be final.

10.2	The Board may from time to time amend these Rules provided that

i.	no amendment shall materially and adversely affect an Option holder as regards an Option granted prior to the amendment being made

ii.

no amendment shall be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting and

iii.	no amendment to a “Key Feature” shall have effect until approved by HMRC.

10.3	The costs of establishing and operating the Scheme shall be borne by the Constituent Companies in such proportions as any officer of the Company shall determine.

10.4

The Board may establish a committee consisting of two or more persons to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

10.5

Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the Company Secretary; items sent by post shall be pre-paid and shall be deemed to have been received seventy two hours after posting.

10.6

The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

11. General

11.1	All Eligible Employees shall be eligible to participate in the Scheme on similar terms.

12. Articles of Association

12.1	Any Shares acquired on the exercise of Options shall be subject to the Articles of Association of the Company as amended.